EX-99.B(h)(2)

Schedule I

PLACEMENT AGENCY AGREEMENT

Wells Fargo Master Trust

Master Trust Portfolios

1.	C&B Large Cap Value Portfolio

2.	Disciplined Growth Portfolio

3.	Diversified Fixed Income Portfolio[1]

4.	Diversified Stock Portfolio[1]

5.	Equity Income Portfolio

6.	Equity Value Portfolio

7.	Index Portfolio

8.	Inflation-Protected Bond Portfolio

9.	International Core Portfolio

10.	International Index Portfolio

11.	International Growth Portfolio

12.	International Value Portfolio

13.	Large Cap Appreciation Portfolio

14.	Large Company Growth Portfolio

15.	Managed Fixed Income Portfolio

16.	Money Market Portfolio[1]

17.	Small Cap Index Portfolio

18.	Small Company Growth Portfolio

19.	Small Company Value Portfolio

20.	Stable Income Portfolio

21.	Strategic Small Cap Value Portfolio

22.	Total Return Bond Portfolio

Most recent annual approval by the Board of Trustees: March 31, 2006

Schedule I amended: March 31, 2006

[1]	On March 31, 2006 the Board of Trustees approved the establishment of the Diversified Fixed Income Portfolio, Diversified Stock Portfolio and Money Market Portfolio. The Portfolios are expected to commence operations in June 2006.